Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Akcea Therapeutics, Inc., a Delaware Corporation

Akcea Therapeutics Canada Inc., a Canadian Corporation

Akcea Therapeutics France SAS, a French Company*

Akcea Therapeutics Germany GmbH, a German Corporation

Akcea Therapeutics UK Limited, a United Kingdom Limited Private Company

Akcea Securities Corporation, a Massachusetts Corporation*

Akcea Therapeutics Ireland Limited, an Irish Private Company

Isis USA Limited, a United Kingdom Limited Private Company

Osprey Therapeutics, Inc., a Delaware Corporation

PerIsis I Development Corporation, a Delaware Corporation**

Symphony GenIsis, Inc., a Delaware Corporation**

Ionis Development (Ireland) Limited, an Irish Private Company

*	Akcea Therapeutics France SAS and Akcea Securities Corporation were dissolved in December 2022.
**	PerIsis I Development Corporation and Symphony GenIsis, Inc. were dissolved in September 2021.